EXHIBIT 99.1

Donegal Group Inc. Provides Information Relating to Claim Activity in Second Quarter

MARIETTA, Pa., July 14, 2017 (GLOBE NEWSWIRE) -- Donegal Group Inc.  (NASDAQ:DGICA) (NASDAQ:DGICB) announced today that its results of operations for the second quarter of 2017 will reflect significant loss activity.

Weather-related losses added approximately $20.1 million to the Company’s losses for the second quarter of 2017, including a provision of approximately $3.6 million for additional weather-related losses incurred but not yet reported at June 30, 2017 and approximately $2.7 million from events that occurred during the first quarter of 2017.  The claims resulted from numerous wind and hail events related to severe weather patterns that persisted in the Company’s operating regions during extended periods during the second quarter of 2017.  None of the loss accumulations from these events exceeded the Company’s $5.0 million third-party catastrophe reinsurance retention.  The Company’s previous five-year average for second quarter weather-related losses was $10.5 million.

In addition to the weather-related losses, the Company incurred approximately $7.6 million of large fire losses for the second quarter of 2017, compared to approximately $3.7 million of large fire losses for the second quarter of 2016.  The Company attributes this increase to a higher volume of fire losses that impacted the Company’s homeowners line of business.  The Company also increased its loss and loss expense reserves by approximately $5.8 million related primarily to higher-than-anticipated severity of commercial automobile liability and commercial multi-peril losses that the Company incurred in 2015 and 2016.

As a result of the increased claims and reserving activity, the Company currently expects to report a net loss between $0.07 and $0.09 per diluted share of its Class A common stock for the second quarter of 2017.  The Company will provide further details with respect to the quarterly claims activity in its earnings conference call and webcast scheduled for July 19, 2017 at 11:00AM Eastern Time.

About the Company

Donegal Group Inc. is an insurance holding company with insurance subsidiaries offering personal and commercial property and casualty lines of insurance in 21 Mid-Atlantic, Midwestern, New England and Southern states.  The insurance subsidiaries of Donegal Group Inc. and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group.  The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Company's Class A common stock and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively.  As an effective consolidator of small to medium-sized "main street" property and casualty insurers, Donegal Group Inc. has grown profitably over the last three decades.  The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the industry in terms of service, profitability and growth in book value.

For Further Information:
Jeffrey D. Miller, Executive Vice President and Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com